Exhibit10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, Sequa Corporation, 200 Park Avenue, New York, New York 10166, its successors and assigns (collectively referred to throughout this Agreement as “Employer”), and John J. Quicke, 11 Stony Hollow Road, Chappaqua, NY 10514, are parties to an Employment Agreement dated February 26, 2004, and

WHEREAS, the parties wish to end that Employment Agreement and all of their relationships,

NOW THEREFORE, Employer and John J. Quicke, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Separation Agreement and General Release as  “Employee”), enter into this Separation Agreement and General Release (“Separation Agreement”) and agree that:

Resignation From Positions Held; Last Day of Employment.  Employee’s last day of employment with Employer is March 4, 2005.  Employee agrees to submit a letter, in a form acceptable to the Employer and in accordance with the Employer’s by-laws (Exhibit “A”), resigning all his positions with the Employer (including but not limited to its affiliates, subsidiaries, divisions and joint ventures), including but not limited to Director, Vice Chairman, Executive Officer, and member of the Executive Committee of the Board of Directors, as well as all other positions listed on Exhibit “B.”  Employee agrees to cooperate with Employer and sign such other letters or documents as may be reasonably required to effectuate Employee’s full resignation from all positions held by Employee with Employer, including but not limited to its affiliates, subsidiaries, divisions and joint ventures.  At the same time that amounts are due under Sections 3(a) through 3(d), Employee will be reimbursed for all reasonable unpaid business expenses for which documentation has been submitted and which were incurred in accordance with Employer’s policies.  Employee will be paid for all accrued but unused vacation (which, as of February 28, 2005 equals 40.5 days) at the same time that amounts are due under Sections 3(a) through 3(d) below.

Termination of Agreements.   The parties agree that the Employment Agreement between Employee and Employer dated February 26, 2004 (“Employment Agreement”) and the Sequa Corporation Trade Secret Agreement between Employee and Employer dated February 26, 2004 (“Trade Secret Agreement”) will terminate as of the date of this Separation Agreement, and shall be null and void and of no further force and effect and neither party shall have any further obligation to the other pursuant to the Employment Agreement or the Trade Secret Agreement, except as otherwise specifically provided in this Separation Agreement.  Employee and Employer represent that with the termination of the Employment Agreement and the Trade Secret Agreement, except for this Separation Agreement, they have no other present or future contract or agreement with each other, whether written or oral, express or implied.  Nothing contained in this Section shall affect any vested rights Employee may have to benefits under the Sequa Stock Option Plan, the Sequa Retirement Plan, Sequa Corporation Supplemental Executive Retirement Plan III, Sequa 401(k) Plan or any other employee benefits plans maintained by Employer, which shall be governed by their respective terms, except as modified by this Separation Agreement.

Consideration.  In consideration for signing this Separation Agreement and compliance with the promises made herein, Employer agrees as follows:

Payment.  Employer shall pay to Employee a payment in a lump sum of $1,000,000, less federal, state and local withholding taxes, within five (5) business days after receiving the letter from Employee in the form attached hereto as Exhibit “C.”

Availability Fee.  In exchange for Employee’s promises in Section 11 below, Employer shall pay to Employee an additional lump sum of $250,000, less federal, state and local withholding taxes, within five (5) business days after receiving the letter from Employee in the form attached hereto as Exhibit “C.”

2004 Bonus.  Employee shall be paid a bonus for 2004 in the amount of $628,290, to be paid in a lump sum, less federal, state and local withholding taxes, within  five (5) business days after receiving the letter from Employee in the form attached hereto as Exhibit “C.”

Payment in lieu of Bonuses.  In lieu of any bonuses for the period beginning January 1, 2005 and ending February 28, 2007, as well as any other bonuses or incentive payments that arguably could be due Employee at any time, Employee will be paid a lump sum of  $225,000, less federal, state and local withholding taxes, within five (5) business days after receiving the letter from Employee in the form attached hereto as Exhibit “C.”

Medical and Dental Insurance.  If Employee elects to continue his current medical and dental family coverage under Employer’s Medical and Dental Plans in accordance with the continuation requirements of COBRA, the Employer shall pay for the premiums for said coverage until the end of the six (6) month period beginning on Employee’s last day of employment.  If at the end of the initial six (6) month period Employee has not secured new employment providing medical and dental coverage, Employer shall continue to pay for such coverage for up to an additional six (6) months.  Notwithstanding the above, at such time as Employee secures new employment providing medical and dental coverage, Employee shall promptly notify Employer and the Employer’s obligation to pay the premiums for coverage will cease.  At the end of such period, Employee may elect to continue such COBRA coverage for the remainder of the COBRA period, at his own expense, in accordance with the terms of Employer’s Medical and Dental Plans.  Employee shall not be eligible to continue to participate in the Sequa Corporation Senior Executive Medical Plan.  At the same time that amounts are due under Sections 3(a) through 3(d), Employee will be reimbursed for all unpaid expenses for which documentation has been submitted under the Sequa Corporation Senior Executive Medical Plan through March 4, 2005.

Life Insurance.  If Employee elects to maintain the “portable” portion of his current MetLife Optional Life insurance in accordance with the requirements of the plan and MetLife, the Employer shall pay for the premiums for coverage in the amount of $1,000,000 during the period beginning on his last day of employment and ending on February 28, 2007.

Sequa Corporation Supplemental Executive Retirement Plan III.  Employer shall credit Employee or cause Employee to be credited with an additional two (2) “Years of Benefit Service” (i.e., through February 28, 2007), for purposes of computing his Accrued Benefit under Section 2.1(a)(1) of the Sequa Corporation Supplemental Executive Retirement Plan III (“SERP III”), and two (2) “Years of Vesting Service” (i.e., through February 28, 2007), for purposes of determining Employee’s eligibility for an unreduced early retirement benefit in accordance with Section 4.1(b) of SERP III.  For the sake of clarity, Employee’s actual age without adjustment shall be recognized for the purpose of determining eligibility for any early retirement benefit payable under SERP III.  In addition, in calculating Employee’s Accrued Benefit within the meaning of Section 2.1(a)(1) of SERP III, Employer shall compute “Compensation” and “Average Compensation” through Employee’s last day of employment as set forth in Section 1 above.  For purposes of this paragraph (g), the terms Years of Benefit Service, Years of Vesting Service, Compensation, and Average Compensation shall have the meanings set forth under the Sequa Retirement Plan as in effect on February 28, 2005.  Notwithstanding the foregoing, the 2004 bonus paid to Employee pursuant to Section 3(c) above shall be deemed to have been paid to Employee as of his last day of employment as set forth in Section 1 above.  None of the payments listed under Section 3(a), (b), (d), (e), (f), (h), (i) or (j), nor, except as set forth in this paragraph (g), any other remuneration paid or payable to Employee after the last day of employment shall be included in Compensation or Average Compensation under the Sequa Retirement Plan or SERP III.  The parties agree that any increase in Accrued Benefits arising out of this paragraph (g) shall be an obligation of Employer payable from its general assets, including without limitation, the assets held under the Sequa Grantor Trust, as it may be amended from time to time, subject to and in accordance with the terms of SERP III and such trust.  Promptly after the revocation period set forth in Section 5 elapses, Employer shall cause SERP III to be amended to accord with the obligations set forth in this paragraph (g).  A copy of such amendment is attached hereto as Exhibit “D.”  Both SERP III and the aforementioned amendment shall be subject to the terms of Section 7.1 of SERP III as in effect on February 28, 2005.  Employer agrees to provide Employee with a final calculation of Employee’s Accrued Benefit under the Sequa Retirement Plan and SERP III as of March 4, 2005, no later than April 30, 2005.  Employee acknowledges that his full Accrued Benefit under SERP III is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and that any election made for an early retirement benefit during 2005 can only be modified in accordance with Section 409A.  If Section 409A or the regulations promulgated thereunder permit change in the time of commencement or form of a benefit payment under SERP III that is not currently permitted under SERP III and Employee requests a corresponding right to change the time of commencement or the form of payment, Employer shall use its best efforts to amend SERP III to accommodate Employee, provided, that no such amendment shall result in an increase in Employee’s Accrued Benefit or otherwise have an adverse effect on Employer or any other participants in SERP III.  A selection by Employee of an actuarially equivalent benefit to his Accrued Benefit shall not be deemed to have an adverse effect on the Employer or other participants in SERP III.

Payment in lieu of 401(k) Plan Participation.  At the same time that amounts are due under Sections 3(a) through 3(d), Employer shall pay Employee the sum of $14,500, grossed-up for applicable federal, state and local withholding taxes, in lieu of a 401(k) match for 2006 and 2007.

Stock Options.  As approved by the Compensation Committee of the Board of Directors of Employer, stock options granted to Employee under the Sequa Corporation 1998 Key Employees Stock Option Plan (the “Stock Option Plan”) shall be treated as follows:  (i) all such options that are not yet vested or exercisable shall become fully vested and exercisable as of the date on which this Separation Agreement becomes effective; and (ii) all stock options granted to Employee shall continue to be exercisable in accordance with the terms of the Stock Option Plan and applicable federal securities rules and regulations. Solely for purposes of this paragraph 3(i), Employee shall be deemed to be retiring with the consent of Employer.  In accordance with the terms of Paragraph 7(e) of the Stock Option Plan, Employee will have three months from the deemed date of retirement (March 4, 2005) to exercise such options. Employee understands and acknowledges that any incentive stock options (within the meaning of Section 422 of the Code) granted to him that are not exercised before the end of the 3-month period following his last day of employment will cease to qualify for tax treatment under Section 422 and instead will be taxable upon exercise in the same manner as nonqualified stock options. Except as specifically provided in this paragraph (i), all other terms and conditions applicable to such options under the terms of the Stock Option Plan and related stock option agreements shall continue in full force and effect.

Automobile.  Employer shall transfer ownership to Employee of the company automobile currently assigned to him.  Employee acknowledges and agrees that federal, state and local withholding taxes attributable to such transfer shall be withheld from the  payment described in paragraph (a) above. Employer and Employee agree that the value of such vehicle at March 4, 2005 is $24,500.

Business Equipment.  Employer shall provide Employee with ownership of: (1) the laptop computer assigned to him, after all proprietary information and software has been removed by Sequa from said laptop computer, (2) the cellphone assigned to him, and (3) the BlackBerry assigned to him.  Employer and Employee agree such used equipment is of nominal value.

4.         Revocation.  Employee may revoke this Separation Agreement for a period of seven (7) days following the day Employee executes this Separation Agreement.  Any revocation within this period must be submitted, in writing, to Norman E. Alexander, and state, “I hereby revoke my acceptance of our Separation Agreement.”  The revocation must be personally delivered to Mr. Alexander or his designee, or mailed to Mr. Alexander and postmarked within seven (7) days of execution of this Separation Agreement.  This Separation Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

5.         Employee’s General Release of Claims.  Employee knowingly and voluntarily releases and forever discharges Employer, its affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, actuaries, third party administrators, successors and assigns and their current and former employees, officers, directors, shareholders and agents thereof, and their employee benefits plans and programs and their administrators and fiduciaries (collectively referred to throughout this Separation Agreement as “Releasees”), of and from any and all claims, known and unknown, which Employee has or may have against Releasees as of the date of execution of this Separation Agreement arising from Employee’s employment or directorships with Employer, specifically excluding, however, any claims Employee may now or hereafter have arising from any criminal conduct committed by Releasees, including, but not limited to, any alleged violation of:

Title VII of the Civil Rights Act of 1964, as amended;

The Age Discrimination In Employment Act, as amended;

The National Labor Relations Act, as amended;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform and Control Act, as amended;

The Americans with Disabilities Act of 1990, as amended;

The Workers Adjustment and Retraining Notification Act, as amended;

The Occupational Safety and Health Act, as amended;

The New York State Human Rights Law, as amended;

The New York State Civil Rights Law, as amended;

The New York State Wage Payment Laws, as amended;

The New York State Equal Rights Law, as amended;

The New York State Equal Pay Law, as amended;

The retaliation provisions of the New York State Workers’ Compensation and Disability Benefits Laws, as amended;

The New York State Labor Law, as amended;

The New York Occupational Safety and Health Laws, as amended;

The New York City Human Rights Law, as amended;

The New York City Administrative Code and Charter, as amended;

Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

Any public policy, contract, tort, or common law; or

Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Nothing contained in this Section shall affect any vested rights Employee may have to benefits under the Sequa Stock Option Plan, the Sequa Retirement Plan, Sequa Corporation Supplemental Executive Retirement Plan III, Sequa 401(k) Plan, or any other employee benefits plans maintained by Employer, which shall be governed by their respective terms, except as modified by this Separation Agreement.

6.         Employee’s Affirmations.  Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Releasees in any forum or form.  Employee further affirms that he has reported all hours worked and has been paid and/or has received all leave (paid or unpaid), vacation, compensation, wages, bonuses, commissions, stock options and/or benefits to which he may be entitled and that no other leave (paid or unpaid), vacation, compensation, wages, bonuses, commissions, stock options and/or benefits are due to him, except as provided in this Separation Agreement.  Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act, or state or local leave or disability accommodation laws.  Employee acknowledges that because of circumstances unique to him including, but not limited to, irreconcilable differences with Employer, he shall not apply in the future for employment with Employer.

7.         Employer’s Release of Claims.  Employer knowingly releases and forever discharges Employee of and from any and all claims or causes of action, in law or equity, that Employer has or may have against Employee as of the date of the execution of this Separation Agreement, arising from Employee’s employment or directorships with Employer, specifically excluding, however, any claims Employer may now or hereafter have arising from any criminal conduct committed by Employee, or any other conduct outside the scope of Employee’s employment with Employer.

8.         Employer’s Affirmations.  Employer affirms that it has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employee in any forum or form.  Employer further affirms it is not aware of any conduct by Employee which constitutes criminal conduct committed by Employee, or any other conduct outside the scope of Employee’s employment with Employer.

9.         Confidentiality.  Other than as required by law,Employee and the officers and the Board of Directors of Employer each agree not to disclose any information regarding the existence or substance of this Separation Agreement, except Employee may disclose such information to his spouse, the officers and the Board of Directors of Employer may disclose such information to individuals who need to consent to or implement this Separation Agreement, and both parties may disclose such information to their respective tax advisors and attorneys with whom they choose to consult regarding their consideration of this Separation Agreement.

10.       Non-Disparagement.  Employee agrees not to defame, disparage or demean Employer, its affiliates, subsidiaries, divisions, joint ventures, officers and Board of Directors or their services in any manner whatsoever.  Employer agrees that its officers and the Board of Directors shall not defame, disparage or demean Employee or his services in any manner whatsoever.

11.       Availability.  For a period of nine (9) months from the date of the payment described in Section 3(b) above, Employee shall be available on a reasonable basis to assist Employer with respect to the sale of any of the business units with respect to which Employee had direct responsibilities prior to March 5, 2005.  This assistance by Employee is in consideration for the payment described in Section 3(b) above.  The parties agree to work together so that such assistance does not interfere with Employee’s ability to seek and obtain other employment.  Employee shall be reimbursed by Employer for reasonable travel, lodging, telephone and similar expenses incurred in connection with such availability.

12.       Cooperation.  Employee shall reasonably cooperate with Employer, third parties that Employer expressly authorizes Employee to contact, and with Employer’s attorneys in connection with such matters and/or any present or future, actual or threatened, litigation or administrative proceeding involving Employer that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Employee’s employment by Employer.  This cooperation by Employee, which is a material consideration for the undertakings by the Employer of this Separation Agreement, shall include, but not be limited to, (i) being reasonably available for interviews and discussions with Employer’s counsel as well as for depositions and trial testimony;  (ii) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefor as and to the extent that Employer or its counsel reasonably request; (iii) refraining from impeding in any way Employer’s prosecution or defense of any such litigation or administrative proceeding; and (iv) cooperating fully in the development and presentation of prosecution or defense of any such litigation or administrative proceeding.  Employee shall not, nor shall he be expected to, be available to any degree or on any basis that interferes materially with then-current employment, consulting or other business obligations.  Employee shall be reimbursed by Employer for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation.

13.       Covenants.

Confidential Information.  During the course of Employee’s employment with  the Employer, Employee acquired and had access to Confidential Information and Trade Secrets (as hereinafter defined) belonging to Employer, its affiliates, subsidiaries, divisions and joint ventures (collectively referred to as “Employer” throughout and for purposes of this Section 14).  Such Confidential Information and Trade Secrets include, without limitation, business and technical information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, as for example: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of Employer’s products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, data processing programs, software, software codes, computer models, research and development projects, compositions of matter and methods of manufacture of products under investigation in the laboratories, pilot plants or plants of Employer; (iii) marketing information, such as information on markets, end users and applications, the identity of Employer’s customers, suppliers, and distributors, their names and addresses, the names of representatives of Employer’s customers, distributors or suppliers responsible for entering into contracts with Employer, Employer’s financial arrangements with its distributors and suppliers, the amounts paid by such customers to Employer, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of Employer’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities.  Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by Employer at its great effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

Non-Disclosure of Confidential Information.  Employee agrees he will not for so long as the pertinent information or documentation remains confidential, directly or indirectly duplicate, remove, transfer, use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information and Trade Secrets, or knowingly allow other persons to do so. This restriction shall not apply to information in the public domain through no fault of Employee and not as a result of a breach of this Separation Agreement or prior breach of the Trade Secret Agreement.    In the event Employee becomes legally compelled to disclose any of the Confidential Information or Trade Secrets by a subpoena or court order, Employee will immediately advise Employer of such subpoena or court order sufficient for Employer to seek a protective order to avoid such disclosure.

Intellectual Property.  Employee agrees that any and all inventions, discoveries, improvements, writings (including computer software), or compilations which Employee conceived or made, either alone or jointly with others during employment by Employer which relate to or are useful in the business of Employer, will be the exclusive property of Employer and will be regarded as Employer’s Confidential Information and Trade Secrets.  Employee affirms he has fully disclosed all such inventions, discoveries, improvements, writings or compilations to Employer. Employee further agrees he will assist Employer, at Employer’s expense, and sign any and all documents necessary or reasonably appropriate to assign to Employer Employee’s entire right, title and interest in and to any and all inventions, discoveries, improvements, writings or compilations, and to prepare and execute such documents as shall be necessary or appropriate to permit the expeditious preparation, filing or prosecution of such applications for patents or copyrights, or the issuance of patents or copyrights thereon in the name of Employer in any countries and to protect the same against infringement by others.

Non-Competition.  Employee acknowledges and agrees that Employer is engaged in a highly competitive business and that by virtue of Employee’s high level position and responsibilities with Employer and Employee’s access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with Employer will cause it great and irreparable harm.  Accordingly, Employee covenants and agrees that through and including February 28, 2007, the date on which the Employment Agreement had been scheduled to terminate, Employee will not, without the express written consent of the Board of Directors of Employer, directly or indirectly, own, manage, operate or control, or be employed in a capacity similar to the position(s) and responsibilities held by Employee with Employer, by any company or other business engaged in the design, manufacture, marketing or sale of products and services which Employer currently provides and for which Employee had responsibility or about which Employee acquired Confidential Information or Trade Secrets.  Because Employee had international responsibilities, in recognition of the international nature of Employer’s business which includes the sale of its products and services nationwide and internationally, this restriction shall apply in all areas of the United States, Argentina, Australia, Brazil, England, France, Germany, Holland, Hong Kong, India, Israel, Italy, Japan, Mexico, Portugal, Singapore, South Africa, Spain, Sweden, Thailand and Wales, but only to the extent that Employee gained knowledge while employed by Employer of its finances, technology, business opportunities or marketing strategies in that particular country.    Notwithstanding the foregoing, Employee may become employed by a diversified company that has business units that compete with Employer’s business units, provided Employee is not employed in such business units, does not directly or indirectly assist such business units and does not disclose any Confidential Information or Trade Secrets.

Non-Solicitation of Customers.  Employee acknowledges and agrees that during the course and solely as a result of employment with Employer, he came into contact with some of Employer’s customers and had access to Confidential Information and Trade Secrets regarding Employer’s customers and distributors.  Consequently, Employee covenants and agrees that through and including February 28, 2007, the date on which the Employment Agreement had been scheduled to terminate, Employee will not, directly or indirectly, solicit or initiate contact with any customer, former customer or prospective customer of Employer for the purpose of selling products or services to the customer competitive with the products or services purchased by the customer from Employer.  This restriction shall apply to any customer, former customer or prospective customer of Employer with whom Employee had contact or about whom Employee obtained Confidential Information or Trade Secrets during the last two (2) years of his employment with Employer. For the purposes of this Section 14, “contact” means interaction between Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to our performing services for the customer or prospective customer on behalf of Employer.

Non-Solicitation of Employees.   Employee acknowledges and agrees that solely as a result of employment with Employer, Employee came into contact with and acquired Confidential Information regarding Employer’s current employees as of March 3, 2005.  Accordingly, through and including February 28, 2007, the date on which the Employment Agreement had been scheduled to terminate, Employee shall not, either on his own account or on behalf of any person or business entity solicit, or endeavor to cause any current employee of Employer as of March 3, 2005 with whom Employee came into contact or about whom Employee obtained Confidential Information, to leave employment with Employer.  Employee further agrees that, through February 28, 2007, Employee will not become associated in business with, or hire into a position that reports directly or indirectly to Employee, any current employee of Employer as of March 3, 2005 who had been a salaried employee of Employer within six (6) months prior to the date such business association commences or was a general manager of Employer or a person who directly reported to Employee, provided however, such restriction shall not apply to such association where an employee of Employer responds to general advertising for a position, provided further that such general advertising has not been initiated by or on behalf of Employee, and Employee has not had any contact with such employee of Employer regarding such general advertising.

Enforcement of Covenants.  Employee acknowledges and agrees that compliance with the covenants set forth in this Section of this Separation Agreement is necessary to protect the Confidential Information and Trade Secrets, business and goodwill of Employer, and that any breach of this Section 14 or any subparagraph hereof will result in irreparable and continuing harm to Employer, for which money damages may not provide adequate relief.  Accordingly, in the event of any breach of this Section 14 by Employee, Employer and Employee agree that Employer shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity:  injunctions, both preliminary and permanent, enjoining or restraining such breach.

14.       Severability.  If any term or provision of this Separation Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, excluding the general release language, this Separation Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Separation Agreement in full force and effect.

15.       Governing Law and Choice of Forum.  This Separation Agreement shall be governed and construed in accordance with the laws of the state of New York without regard to its conflict of laws provision.  In the event the Employee or the Employer breaches any provision of this Separation Agreement, Employee and Employer affirm that the Employee or the Employer may institute an action to specifically enforce any term or terms of this Separation Agreement.  The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the parties agree that any action or proceeding with respect to this Separation Agreement shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York and the parties agree to the exclusive jurisdiction thereof.  The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.

16.       Non-Admission of Wrongdoing.  The parties agree that neither this Separation Agreement nor the furnishing of the consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

17.       Indemnification.

   Employee will continue to be indemnified with respect to any actions taken or omissions occurring while he was an employee, officer and/or director of Employer by any indemnity provisions contained in Employer’s and its subsidiaries’ and affiliates’ respective Certificate of Incorporation and By-Laws immediately prior to his last day of employment and by any directors and officers insurance maintained by Employer.

   The Employer agrees Employee shall participate, subject to the applicable terms and conditions, in directors and officers liability insurance policies applicable to all periods of time prior to March 5, 2005, to the extent the Employer provides such coverage for its other executive officers and directors for such periods of time.  Nothing herein shall require Employer to continue to maintain such coverages for its officers and directors generally.

18.       Amendment.  This Separation Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Separation Agreement.

19.       Entire Agreement.  This Separation Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.  Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Separation Agreement, except for those set forth in this Separation Agreement.

EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION “3” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE, SUBJECT TO SECTION 5 ABOVE, ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement as of the date set forth below:

/s/ John J. Quicke

John J. Quicke

Date: March 4, 2005

SEQUA CORPORATION

By: /s/ Norman E. Alexander

Norman E. Alexander

Executive Chairman

Date: March 4, 2005

EXHIBIT A

                                                                        March 4, 2005

Sequa Corporation

200 Park Avenue

44th Floor

New York, NY 10166

Gentlemen:

Effective as of the close of business on March 4, 2005, I hereby resign as a Director, as Vice Chairman and Executive Officer of Sequa Corporation (“Sequa”), as member of the Executive Committee of the Board of Directors of Sequa.  In addition, I hereby resign from any other offices or positions that I hold in Sequa Corporation, and its subsidiaries and related entities.

                                                                        Very truly yours,

                                                                        John J. Quicke

EXHIBIT B

Offices held by John Quicke in domestic companies as of February 14, 2005:

Name of Company	Title Held
Airport Service, Incorporated	President
After Six Inc.	Director, Chairman & Chief Executive Officer
American Transit Corp.	Director & President
American Transit Leasing Company	President
ARC Automotive, Inc.	Director, Chairman & Chief Executive Officer
Atlantic Research Corporation	Director, Chairman, President and Chief Executive Officer
Beacon Leasing Corporation	Director, President & Chief Executive Officer
Beth B. Holding Corp.	President & Chairman
Casco Cayman, Inc.	Director, President
Casco Investors Corporation	Director, President
Casco Products Corporation	Director, Chairman & Chief Executive Officer
Centor Center, Inc.	President
The Centor Company	Director, President
Chromalloy American Corporation	Director, President
Chromalloy Farm Systems, Inc.	President
Chromalloy Finance Corporation	Director, President
Chromalloy Holdings, Inc.	President
Chromalloy Pharmaceutical, Inc.	Director, President
E.F. Company	President
Glenrock Leasing corporation	President & Chief Executive Officer
Hausman Bus Parts Company	President
Kollsman Manufacturing Company, Inc.	Director, President
MEGTEC Systems, Inc.	Director, Chairman & Chief Executive Officer
MEGTEC Systems Australia Inc.	Director
MTS, Asia Inc.	Director, Chairman & Chief Executive officer
PA12TH90, Inc.	President
Priene Corporation	Director, President & Chief Executive Officer
Sabine Towing & Transportation Co., Inc.	President
Sequa Can Machinery, Inc.	Director, Chairman
Sequa Capital Corporation	Director
Sequa Chemicals, Inc.	Director
Sequa Coatings Corporation	Director, Chairman & Chief Executive Officer
Sequa Corporation	Director, Vice Chairman and Executive Officer
Sequa Corporation of Ohio	Director, President
Sequa Engineered Services, Inc.	President
Sequa Financial Corporation	Director, Chief Executive Officer & President
Sequa Investments Corporation I	Director, Chief Executive Officer & President
Sequa Investments Corporation II	Director, Chief Executive Officer & President
Sequa Leasing Corporation	Director, Chief Executive Officer & President
Steamboat Geothermal Corporation	Director, President & Chairman
Steamboat Geothermal Holdings Corporation	Director, President & Chairman
Thermo Wisconsin, Inc.	Director
TPZ Corporation	Director, President & Chief Executive Officer
The Valley Line Company	President
Valley Terminal-Cincinnati, Inc.	President
Valley Terminal-Evansville, Inc.	President
Valley Terminal-Memphis, Inc.	President
Valley Transportation, Inc.	President
ZPT Two Corporation	Director, President & Chairman

EXHIBIT C

PERSONAL & CONFIDENTIAL

Norman E. Alexander

Executive Chairman

Sequa Corporation

200 Park Avenue

New York, New York 10166

Re:       Separation Agreement and General Release

Dear Mr. Alexander:

On ______________ [date], I executed a Separation Agreement and General Release between Sequa Corporation and me.  I was advised by Sequa,in writing, to consult with an attorney of my choosing, prior to executing this Separation Agreement and General Release.

More than seven (7) calendar days have elapsed since I executed the above-mentioned Separation Agreement and General Release.  I have at no time revoked my acceptance or execution of that Separation Agreement and General Release and hereby reaffirm my acceptance of that Separation Agreement and General Release. Therefore, in accordance with the terms of our Separation Agreement and General Release, I hereby request receipt of the consideration described in Section 3 of that Separation Agreement.

Very truly yours,

                                                                        John J. Quicke

EXHIBIT D

SEQUA CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN III

SECOND AMENDMENT

THIS SECOND AMENDMENT is made by Sequa Corporation (the “Company”) to the Sequa Corporation Supplemental Executive Retirement Plan III, as Amended and Restated Effective January 1, 2000 (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan; and

WHEREAS, the Company desires to amend the Plan to recognize certain imputed service of John Quicke and to enable Mr. Quicke to make an election to receive an early retirement benefit, subject to and in accordance with the American Jobs Creation Act; and

WHEREAS, the Company may amend the Plan pursuant to Section 7.1 thereof;

NOW, THEREFORE, effective as of January 1, 2005, the Company hereby amends the Plan as set forth below.  It is intended that this amendment be a “material modification” of the Plan, only with respect to Mr. Quicke, and that as a result, his entire Accrued Benefit be subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and that the Plan be further amended on or before December 31, 2005 to comply with Section 409A.  It is further intended that the Plan, as amended, continue to qualify as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.  Nothing in this Second Amendment shall require the Company to set aside, earmark or escrow any funds or other assets to satisfy its obligations under the Plan now or in the future in favor of Mr. Quicke or any other Plan Participant.

1.         Section 1.2 of the Plan shall be amended by adding the following text at the end thereof:

In addition, effective as of January 1, 2005, a “material modification” of the Plan shall be deemed to have occurred only with respect to Mr. Quicke, and that as a result, his entire Accrued Benefit under the Plan shall be subject to Section 409A of the Code, and that the Plan shall be further amended on or before December 31, 2005 to comply with Section 409A.

2.         Section 2.1 of the Plan shall be amended by adding new Section (d) to provide the following:

(d)        Notwithstanding anything herein to the contrary, John Quicke shall be credited with an additional two(2) “Years of Benefit Service” for purposes of calculating his Accrued Benefit under Section 2.1(a)(1) hereof.  In addition, in making such calculation, Mr. Quicke’s “Compensation” and “Average Compensation” shall be recognized through his last day of employment, February 28, 2005.  For purposes of this paragraph, the terms Years of Benefit Service, Compensation and Average Compensation shall have the meanings set forth under the Sequa Retirement Plan as in effect on February 28, 2005, provided, however, that Mr. Quicke’s 2004 bonus in the amount of $628,290 if paid after the last day of employment shall be deemed to have been paid as of his last day of employment, and thereby included in his Compensation and Average Compensation.  Except as set forth above, no other remuneration paid or payable to Mr. Quicke after the last day of employment shall be included in his Compensation or Average Compensation under this Plan.

3.         Section 2.12 of the Plan shall be amended by adding the following text at the end thereof:

Early Retirement Date shall also mean, for a Participant who participated in the Chromalloy Plan as of December 31, 1988, whose age and Years of Vesting Service when added together equals or exceeds 90 and who elected to commence payment of an Accrued Benefit prior to the Participant’s Normal Retirement Age, the first day of the month coinciding with or next following the Severance From Service Date (other than by reason of death) of the Participant who has attained Early Retirement Age (prior to Normal Retirement Age) and elected to commence payment of an Accrued Benefit.

4.         Section 4.1(b) of the Plan shall be amended by adding the following text at the end thereof:

Notwithstanding anything herein to the contrary, John Quicke shall be credited with an additional two (2) “Years of Vesting Service” for the purpose of satisfying the eligibility requirements for an unreduced early retirement benefit under the “Rule of 90,” as set forth under Section 3.02(b) of the Sequa Retirement Plan.  Any increase in benefit accrual arising out of this benefit enhancement shall be an obligation of the Plan and not the Sequa Retirement Plan.

5.         Section 4.3(b) of the Plan shall be amended by adding the following at the end thereof:

Notwithstanding the foregoing, if Mr. Quicke wishes to waive the normal form of payment of his Accrued Benefit in accordance with this Section 4.3(b), he shall prior to December 31, 2005, complete and submit an election in a form satisfactory to the Administrative Committee electing an alternative form of benefit.  Such election shall be compliant with Section 409A of the Code and IRS Notice 2005-1, Q&A 19(c).

6.         Section 4.5(b) of the Plan shall be amended by adding the following at the end thereof:

Notwithstanding the foregoing, if Mr. Quicke wishes to commence payment of his Accrued Benefit as of an Early Retirement Date or Late Retirement Date, he shall prior to December 31, 2005, complete and submit an election in a form satisfactory to the Administrative Committee electing such Early Retirement Date or Late Retirement Date.  Such election shall be compliant with Section 409A of the Code and IRS Notice 2005-1, Q&A 19(c).

IN WITNESS WHEREOF, this Second Amendment to the Sequa Corporation Supplemental Executive Retirement Plan III is hereby executed on this _______ day of ____________, 2005.

                                                                                    SEQUA CORPORATION

                                                                                    By: _________________________